Curtis Mathes Holding Corporation
                           10911 Petal Street
                            Dallas, TX  75238

Shipley Raidy Capital Partners, LP
One Tower Bridge, Suite 1370
W. Conshohocken, PA  19428

Gentlemen:

     We  have  engaged  Shipley  Raidy  Capital  Partners,  LP ("Shipley
Raidy")  on                 , 1996 to perform certain financial advisory
services for Curtis Mathes Holding Corporation (the "Company"). This will confirm that in performing such services, Shipley Raidy will be relying on information, documentation and reports provided to Shipley Raidy by the Company and its respective representatives and that Shipley Raidy cannot and will not assume responsibility for the accuracy or completeness thereof. We understand that Shipley Raidy will not conduct any independent investigation or any independent verification of any of t h e information contained in the materials referred to above. Accordingly, and in further consideration of the performance of Shipley Raidy's services to the Company, this will confirm our agreement with you as follows.

     T h e Company agrees, promptly upon notification thereof, to indemnify and hold harmless Shipley Raidy, each employee, officer or director of Shipley Raidy, and each person who controls Shipley Raidy within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934, and all applicable state securities laws (such persons are referred to herein as "Indemnitees"), from and against any and all losses, claims, damages, expenses, liabilities, and actions to which any of the Indemnitees may become subject arising from threatened or pending claims or actions against any of them, or from investigations involving the Company, based on any act or alleged act of, any failure or alleged failure to act by, or any other theory of liability relating to the Company (or any of its officers or directors), its agents, counsel, affiliates, or any of the Indemnitees in connection with the p e r f ormance of the services to be provided hereunder. Such
i n d emnification shall include payment or reimbursement to each Indemnitee for the reasonable fees and costs of counsel of its choice and other expenses reasonably incurred by it in investigating or defending against, or appearing as a witness or deponent or in any other capacity in connection with, any such claim, action or investigation; all such payments or reimbursements shall be made directly to the Indemnitee involved or, in the case of legal fees and related costs, to its counsel. The Indemnification Agreement contained herein, however, shall not extend to any loss, claim, damage, expense liability, or action to any reimbursement arising by reason of any act or omission to act involving negligence, bad faith, gross negligence, or willful misconduct on the part of an Indemnitee.

     This letter shall constitute a separate agreement between Shipley Raidy and the Company, and shall be in addition to any other agreements or arrangements between Shipley Raidy and the Company now existing or entered into after the date hereof.

     If the foregoing correctly sets forth your understanding of our agreement on the matter set forth herein, please confirm this by having a duly authorized officer of Shipley Raidy, sign the enclosed copy of this letter and return to us.

                              CURTIS MATHES HOLDING CORP.

                              BY:      Pat Custer

                              TITLE:   President

AGREED:

SHIPLEY RAIDY CAPITAL PARTNERS, LP

BY:

TITLE:

DATE:


                       Curtis Mathes Holding Corp.

Amount:             $1,750,000

Type of Security:   Convertible Preferred Stock

Conversion Price:   At  20.0%  discount  from five day average bid price
                    immediately prior to conversion date

Maximum Conversion
  Price:            $4.00 per share

Minimum Conversion
  Price:            $1.50 per share

Dividend:           5% per annum payable in cash or in kind on Preferred
                    Stock; Dividend ceases upon conversion

Conversion
  Privilege:        Anytime after 50 days from the closing date

Transaction
  Structure:        An  S-3  Regulation  Statement  to be filed with the
                    Securities and Exchange Commission on or before June
                    15, 1996 covering the underlying common stock as well as that which may be used to pay dividends and the warrants issued in this transaction.

Total Common Shares
  That Can be
  Issued: A maximum of 20% of the outstanding common shares of Curtis Mathes can be issued through this transaction as set forth in the rules of NASDAQ.

Other: The effectiveness of the Registration Statement is crucial for the investors. The investors do not want two-year unregistered common stock. Therefore, in the event that the SEC does not declare the S-3 Registration Statement effective by the 90th day from the date of filing, the discount will be increased by 2% for each thirty day period beyond the 90th day of the date of filing until the Registration Statement is declared effective by the SEC, or until the discount reached is 35%.

Target Closing
  Date:             May 30, 1996
Cost of
  Transaction:      Accounting Expenses      -0-
                    Printing Costs           -0-
                    Road Show Expenses       -0-
                    Escrow Agency Expenses   -0-
                    Legal Expenses           For Account of Issuer
                    Gross Spread:     6.0% plus 75,000 non-callable
  warrants to purchase common stock at an exercise price of 125% of the closing bid price on the date of closing with an expiration date of 5/30/2001.

Other: Shipley Raidy Capital Partners, LP shall have the right of first refusal to serve as the placement agent for up to $5.0 million of similar placements for six (6) months after closing under the terms and conditions acceptable to the Company.